Exhibit 99.5

*** METSO ANNOUNCES CONSENT SOLICITATION VIA CITI / NORDEA ***

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO OR TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THIS ANNOUNCEMENT.

Metso Corporation (the “Issuer”) hereby announces the launch of a consent solicitation (the “Consent Solicitation”) to solicit consents from the beneficial holders (the “Noteholders”) of the outstanding EUR 100,000,000 3.800% notes due 2022 (XS0795500437) (the “2022 Notes”) and EUR 300,000,000 1.125% notes due 2024 (XS1626574708) (the “2024 Notes”) (each a “Series” and together, the “Notes”) to consider and, if thought fit, pass an extraordinary resolution (each an “Extraordinary Resolution”) at a separate meeting of Noteholders of each Series (each a “Meeting” and together, the “Meetings”) to sanction (a) the substitution of Outotec Oyj (the “New Issuer”) in place of the Issuer as the issuer of the Notes on the Effective Date (as defined in the Consent Solicitation Memorandum) (the “Substitution”), (b) the waiver and authorisation of any breach or any alleged breach of certain of the Conditions of the Notes as may be caused by, or arise in respect of, the proposed Demerger (as defined in the Consent Solicitation Memorandum) and (c) certain waivers in respect of certain statutory rights that such Noteholders may have under Finnish law as may be caused by, or arise in respect of, the proposed Demerger, all as more fully described in the Consent Solicitation Memorandum (the “Proposal”).

The Consent Solicitation is being made on the terms and subject to the conditions set out in the Consent Solicitation Memorandum dated 8 October 2019 (the “Consent Solicitation Memorandum”). Capitalised terms used in this announcement but not defined have the meanings given to them in the Consent Solicitation Memorandum.

The board of directors of the Issuer and the board of directors of the New Issuer propose that the Issuer shall demerge in a partial demerger to an existing company to the effect that all such assets, debts and liabilities of the Issuer which relate to, or primarily serve, the Issuer’s minerals business as specified in more detail in the demerger plan dated 4 July 2019 (including appendices, the “Demerger Plan”) (the “Minerals Business”), which shall transfer, without liquidation of the Issuer, to the New Issuer in the manner set forth in the Demerger Plan (the “Demerger”). A copy of the Demerger Plan, including appendices, is set out in Appendix 1 to the Consent Solicitation Memorandum.

The Demerger shall be carried out in compliance with the provisions of Chapter 17 of the Finnish Companies Act (624/2006, as amended) (the “Finnish Companies Act”), and Section 52 c of the Finnish Business Income Tax Act (360/1968, as amended).

The Issuer is submitting the Proposal to the holders of each Series of Notes. The Proposal is submitted separately in respect of each Series of Notes. The passing of an Extraordinary Resolution in respect of one Series of Notes is not conditional upon the passing of an Extraordinary Resolution in respect of the other Series of Notes.

** Instruction Fees **

In relation to each Series of Notes, Noteholders who submit or deliver Electronic Voting Instructions voting in favour of an Extraordinary Resolution:

(i)

prior to the Early Instruction Deadline (as set out below) shall be eligible to receive an amount equal to 0.50% of the principal amount of the Notes which are the subject of the Electronic Voting Instruction (the “Early Instruction Fee”) and

(ii)	on or after the Early Instruction Deadline but prior to the Late Instruction Deadline (as set out below) shall be eligible to receive an

Confidential

amount equal to 0.10% of the principal amount of the Notes which are the subject of the Electronic Voting Instruction (the “Basic Instruction Fee”), subject in each case to the relevant Extraordinary Resolution being duly passed.

Noteholders who submit or deliver Electronic Voting Instructions after the Early Instruction Deadline will not be eligible to receive the Early Instruction Fee and Noteholders who submit or deliver Electronic Voting Instructions after the Late Instruction Deadline will not be eligible to receive the Basic Instruction Fee.

Noteholders who deliver voting instructions other than by way of Electronic Voting Instructions or who deliver Electronic Voting Instructions voting against an Extraordinary Resolution and/or deliver Electronic Voting Instructions after the relevant Fee Instruction Deadline will not be eligible to receive the relevant Instruction Fee. Noteholders who attend the Meeting(s) in person or by proxy will not be eligible to receive the relevant Instruction Fee.

Although the implementation of the Substitution is conditional on the satisfaction of the Implementation Conditions, for the avoidance of doubt, the payment of the Instruction Fees is not conditional on the satisfaction of the Implementation Conditions nor the completion of the Demerger.

** Expected Timetable of Events **

Announcement of the Proposal: 8 October 2019

Early Instruction Deadline: 4 p.m. (CET) on 18 October 2019

Late Instruction Deadline: 4 p.m. (CET) on 25 October 2019

Time and date of the Meetings: 11 a.m. (CET) on 30 October 2019 for the 2022 Notes and 11:15 a.m. (CET) on 30 October 2019 for the 2024 Notes

Notice of the results of the Meetings: As soon as reasonably practicable

If an Extraordinary Resolution is passed at any Meeting: Settlement date for payment of Instruction Fees on 6 November 2019

Effective Date on which the Demerger is effected: In the second quarter of 2020, subject to certain conditions as described in the Consent Solicitation Memorandum

** Further Details **

Noteholders may prior to the Meetings, request copies of the Consent Solicitation Memorandum from the Tabulation Agent.

Additionally, an investor presentation will be available until 25 October 2019 through using the following access details: www.netroadshow.com/nrs/home/#!/?show=105e07d8 (recommended) OR visit www.netroadshow.com and enter the entry code: MetsoOutotec2019 (not-case sensitive).

Any questions regarding the terms of the Proposal or the Consent Solicitation may be directed to the Solicitation Agents or the Tabulation Agent.

Solicitation Agents: Citigroup (+44 20 7986 8969 / liabilitymanagement.europe@citi.com); Nordea (+45 6161 2996 / nordealiabilitymanagement@nordea.com)

Tabulation agent: Lucid Issuer Services (+44 20 7704 0880 / metso@lucid-is.com)

DISCLAIMER:

The Solicitation Agents and the Tabulation Agent do not take any responsibility for the contents of this announcement or the Consent Solicitation Memorandum. None of the Solicitation Agents or the Tabulation Agent, nor any of their respective affiliates, makes any recommendation to Noteholders as to whether or not to agree to the Proposal or to vote in favour of the Extraordinary Resolution.

NOTICE TO U.S. HOLDERS: To the extent that the Consent Solicitation constitutes a deemed exchange of securities, the Consent Solicitation is being made in the United States in compliance with the application requirements of Section 14 of the U.S. Securities Exchange Act of 1934, as amended, and Regulation 14E thereunder, including taking into account the relief available pursuant to Rule 14d-1(c) thereunder. The Consent Solicitation is open to U.S. and non-U.S. holders of the Notes. The Consent Solicitation is subject to disclosure and procedural requirements, including with respect to the offer timetable, settlement procedures and timing of consideration, that are different from those applicable under U.S. domestic tender offer procedures, laws and practice. The Notes and any new securities resulting from the Consent Solicitation have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any such new securities are being offered and sold pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder. Any new securities resulting from the Consent Solicitation will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act to the same extent as the Notes held by a holder before the Consent Solicitation. The Notes and any new securities resulting from the Consent Solicitation may only be offered and sold pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with other applicable securities laws.

The Consent Solicitation is made with respect to the securities of a foreign company. The Consent Solicitation is subject to disclosure requirements of a foreign country that are different from those of the United States, and with respect to the transaction timetable and the timing of payments, which are different from those under U.S. domestic tender offer procedures and rules. Financial statements and financial information included or referred to in the Consent Solicitation Memorandum have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the Issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the Issuer may also purchase the Notes in open market or privately negotiated purchases.